Exhibit 99.1
News Release

FOR IMMEDIATE RELEASE

CONTACT:	Wendell Potter, 215.761.4450
Wendell.potter@cigna.com

CIGNA Reaches Agreement In A 2002 Securities Class Action Suit

PHILADELPHIA, December 8, 2006—CIGNA announced today that it has reached an agreement to resolve claims filed in federal court against the company and certain of its officers in 2002 on behalf of a class of CIGNA shareholders.

The settlement, which specifies $93 million to be paid to the plaintiffs and their attorneys, is subject to a definitive written agreement by the parties and approval by the U.S. District Court for the Eastern District of Pennsylvania. The settlement is also dependent upon a certain level of class participation. A fairness hearing before the Court is expected to be held in April 2007 with final approval expected shortly thereafter.

“CIGNA agreed to reach this settlement in order to avoid the time and expense involved in proceeding to trial. It is important to note that, under the terms of the settlement, CIGNA does not admit to any wrongdoing by the company or its officers,” said CIGNA General Counsel Carol Ann Petren.

In connection with the agreement, CIGNA Corporation will take a non-recurring charge in the fourth quarter of 2006 of approximately $25 million after tax. The estimated charge includes certain costs to defend and is net of expected insurance recoveries.

The charge will be reported as a special item and will not affect the company’s 2006 estimate of consolidated adjusted income from operations which we have previously estimated at between $995 million to $1.035 billion. Adjusted income from operations excludes special items and realized investment results. Information is not currently available for management to reasonably estimate realized investment results or other special items and therefore management is not able to reasonably estimate fourth quarter 2006 GAAP net income. Other special items for the fourth quarter 2006, as previously communicated, could include charges associated with cost reduction initiatives.

CIGNA Corporation (NYSE: CI), headquartered in Philadelphia, and its subsidiaries constitute one of the largest publicly-owned providers of health care, disability, life and accident insurance benefits in the United States and selected markets around the world. Web site: http://www.cigna.com.

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